AMENDMENT NO. 1

TO

AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment, dated as of September 14, 2004 (the “Amendment”), amends the Amended and Restated Master Administrated Services Agreement (the “Agreement”), dated July 1, 2004, by and between A I M ADVISORS, INC., a Delaware statutory trust, (the “Administrator”) and AIM Treasurer’s Series Trust, a Delaware statutory trust with respect to the separate series set forth in Appendix A to this Agreement.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to remove INVESCO Stable Value Fund from the Agreement;

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows;

1.	Appendix A to the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM TREASURER’S SERIES TRUST

Portfolios	Effective Date of Agreement
INVESCO Treasurer’s Money Market Reserve Fund**	July 1, 2004
INVESCO Treasurer’s Tax-Exempt Reserve Fund **	July 1, 2004
INVESCO U.S. Government Money Fund	July 1, 2004

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.

**	Notwithstanding the foregoing, Administrator, pursuant to the terms of an investment advisory agreement with AIM Treasurer’s Series Trust (“ATST”), dated November 25, 2003, will not charge INVESCO Treasurer’s Money Market Reserve Fund and INVESCO Tax-Exempt Reserve Fund, portfolios of ATST, any fees under this Administrative Services Agreement. However, this commitment may be changed following consultation with the Trustees.”

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

A I M ADVISORS, INC.

Attest:	/s/ LISA MOSS	By:	/S/ MARK H. WILLIAMSON
	Assistant Secretary		Mark H. Williamson
President

(SEAL)

AIM TREASURER’S SERIES TRUST

Attest:	/s/ LISA MOSS	By:	/S/ ROBERT H. GRAHAM
	Assistant Secretary		Robert H. Graham
President

(SEAL)

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